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Exhibit 8.1

Vinson & Elkins L.L.P.
1001 Fannin, Suite 2300
Houston, Texas 77002-6760

Magellan Midstream Partners, L.P.
One Williams Center
Tulsa, Oklahoma 74121

  RE:
  MAGELLAN MIDSTREAM PARTNERS, L.P. REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

        We have acted as counsel for Magellan Midstream Partners, L.P., a Delaware limited partnership (the "Partnership"), with respect to certain legal matters in connection with (i) the offer and sale by the Partnership of units representing limited partner interests (the "Common Units") in the Partnership and (ii) the offer and sale by a selling unitholder of Common Units in the Partnership. We have also participated in the preparation of a Prospectus Supplement dated August 11, 2004 ("Prospectus Supplement") and the Prospectuses (the "Prospectuses") forming part of the Registration Statements on Forms S-3 (Registration No. 333-83952 and Registration No. 333-109732) (the "Registration Statements") to which this opinion is an exhibit.

        In connection therewith, we prepared the discussion set forth under the captions "Material Tax Consequences" in the Prospectuses and "Tax Considerations" in the Prospectus Supplement (together, the "Discussion"). Capitalized terms not defined herein shall have the meanings ascribed to them in the Prospectuses.

        All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein (i) as of the effective date of the Prospectuses in respect of the discussion set forth under the captions "Material Tax Consequences" and (ii) as of the date of the Prospectus Supplement in respect of the discussion set forth under the caption "Tax Considerations." In addition, we are of the opinion that the federal income tax discussion in the Prospectuses and the Prospectus Supplement with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact of the Partnership and its general partner, included in such discussion, as to which we express no opinion). The reference to statements made in the Prospectus Supplement under the caption "Tax Considerations" is qualified by the limitations in our opinion described in the Prospectuses under the caption "Material Tax Consequences."

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statements and to the use of our name in the Registration Statements. This consent does not constitute an admission that we are "experts" within the meaning of such term as used in the Securities Act of 1933, as amended.

Very truly yours,
/s/ VINSON & ELKINS L.L.P.
VINSON & ELKINS L.L.P.

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  Exhibit 8.1